News Release

Document Security Systems, Inc. 585.325.3610	Investor contact: Jeff Stanlis Hayden Communications, Inc. 646.383.7621 jeff@haydenir.com

For Immediate Release

Document Security Systems Reports Financial Results for First Quarter 2008

Company Announces Change in Senior Management and Sales Leadership

ROCHESTER, NY, May 12, 2008 — Document Security Systems, Inc. (AMEX: DMC; "DSS"), a leader in patented protection against counterfeiting and unauthorized copying, scanning and photo imaging, today reported results for the first quarter ended March 31, 2008.

Revenue from continuing operations for the quarter was $1.4 million, down 12% from the first quarter of 2007 revenue of $1.6 million. The decline in revenue was primarily due to the fact that the 2007 quarter included a significant digital solution sale as compared to the 2008 quarter. In addition, the Company experienced a decline in sales at its plastic printing division, as a result of its move to a new facility. The relocation was completed in February 2008, which negatively impacted first quarter shipments. During the quarter, the Company continued to experience strong demand for its safety paper, which increased 138% from the first quarter of 2007, including orders for secure paper that meets the new Medicaid prescription pad requirements which became effective April 1, 2008.

Mr. Patrick White, CEO of Document Security Systems, commented, “The first quarter was disappointing because we did not deliver the sales growth we had hoped for, after a relatively strong fourth quarter in 2007. However, the company completed several important and critical steps that should set the stage for more robust revenue acceleration in the future. We announced a new Chairman of the Board, Mr. Robert Fagenson, who is providing his vision and expertise into our corporate structure. We also recently announced the commencement of an expanded relationship with The Ergonomic Group, an organization we believe will have a significant impact on the Company’s thrust into the digital software security segment. In addition, we secured the first stage of funding for our Euro litigation project which provides the additional resources needed to continue the costly and time consuming legal process throughout the continent of Europe. These additional financial resources are expected to lift the significant burden of litigation cost from the Company’s operating businesses. Also, we are undertaking a significant cost reduction initiative which should improve profitability as we move forward. These strategic moves as well as others that are on the horizon will drive the Company towards achieving its full potential for strong revenue growth and profitability.”

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MANAGEMENT CHANGES

As part of the ongoing cost-reduction initiative announced by the Chairman of the Board of Directors, Robert Fagenson, the Company has undertaken a change of senior management and sales leadership. As part of this initiative, the Company has accepted the resignation of Peter Ettinger as the Company’s President and a member of the Company’s Board of Directors. Mr. Ettinger will serve as a commission-only sales consultant for the Company, focusing on specific markets. On an interim basis, while new sales leadership is recruited, Patrick White will oversee all day-to-day operations and sales leadership.

“We appreciate the efforts of Peter, and believe we have a stronger sales channel with tremendous opportunity today, in large part due to his efforts,” Mr. White commented. “We are disappointed with our revenue trajectory, and believe it is appropriate to adjust our cost structure, and we therefore accepted Mr. Ettinger’s resignation. We look forward to continuing to work with Peter in his new capacity.”

OPERATING RESULTS

Gross profit from continuing operations for the first quarter decreased 24% to $745,000 compared with $984,000 in 2007. Gross profit margin was 52% compared with 60% in the first quarter of 2007.

Operating expenses for continuing operations for the first quarter of 2008 were $3.0 million compared with $2.2 million in 2007, an increase of 34%. The increase included $292,000 of patent defense costs which were written off as a result of the Company’s loss on appeal of its U.K patent validity suit. In addition, the increase reflect increases in executive management and sales and operations personnel, significant costs for the Company’s first year Sarbanes Oxley work, and costs associated with the move of its plastic printing operations to a larger facility during the quarter. These cost increases were slightly offset by a significant reduction in travel costs and lower marketing and consulting costs during the 2008 quarter.

Adjusted EBITDA for the 2008 quarter was a loss of $1.3 million compared with a loss of $518,000 for the comparable period in 2007, an increase of 143%. (See Reconciliation of GAAP to Non-GAAP Financial Measures table below).

Net loss was $2.3 million for the 2008 quarter, or $(0.17) on 13.7 million basic and diluted shares, a 90% increase compared with a net loss of $1.2 million or $(0.09) on 13.6 million basic and diluted shares, for the first quarter of 2007.

As of March 31, 2008, the Company had approximately $154,000 in cash and $2.3 million available to it under two revolving credit facilities. In addition, on May 8, 2008 the Company entered into a $500,000 credit facility to fund the Company’s ongoing patent infringement and related lawsuits against the European Central Bank. On May 9, 2008, the Company utilized $300,000 under this agreement.

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About Document Security Systems, Inc.

A rapidly growing security technology Company, Document Security Systems is a world leader in the development of optical deterrent technologies that help prevent counterfeiting and brand fraud from the use of the most advanced scanners, copiers and imaging systems in the market. The Company’s patented and patent-pending technologies protect valuable documents and printed products from counterfeiters and identity thieves. Document Security Systems’ customers, which include international governments, major corporations and world financial institutions, use its covert and overt technologies to protect a number of applications including, but not limited to, currency, vital records, brand protection, ID Cards, internet commerce, passports and gift certificates. Document Security Systems’ strategy is to become the world’s leading producer of cutting-edge security technologies for paper, plastic and electronically generated printed assets. More information about Document Security Systems can be found at its websites: www.documentsecurity.com and www.plasticprintingprofessionals.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

TABLES FOLLOW.

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DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
As of

	March 31, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$153,705	$742,468
Restricted cash	177,345	-
Accounts receivable, net of allowance of $82,000 ($82,000 -2007)	696,051	617,320
Inventory	253,763	259,442
Loans to employees	122,023	120,732
Prepaid expenses and other current assets	399,284	487,715

Total current assets	1,802,171	2,227,677

Restricted cash	-	177,345
Fixed assets, net	1,461,945	1,494,540
Other assets	146,530	147,958
Goodwill	1,396,734	1,396,734
Other intangible assets, net	5,873,122	6,149,530

Total assets	$10,680,502	$11,593,784

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,790,449	$1,795,085
Accrued expenses & other current liabilities	1,042,509	818,606
Deferred revenue	678,597	732,355
Current portion of capital lease obligations	82,187	79,948

Total current liabilities	3,593,742	3,425,994

Revolving notes from related parties	1,290,000	300,000

Long-term capital lease obligations	261,350	294,821

Long-term deferred revenue	7,448	15,938

Deferred tax liability	193,921	200,000

Commitments and contingencies

Stockholders' equity
Common stock, $.02 par value; 200,000,000 shares authorized, 13,654,364 shares issued and outstanding (13,654,364 in 2007)	273,087	273,087
Additional paid-in capital	31,576,055	31,298,571
Accumulated deficit	(26,515,101)	(24,214,627)

Total stockholders' equity	5,334,041	7,357,031

Total liabilities and stockholders' equity	$10,680,502	$11,593,784

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DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
For The Three Months Ended March 31,
(unaudited)

	Three Months Ended
	March 31, 2008	March 31, 2007	% Change
Revenue
Security printing & products	$932,000	$992,000	-6%
Royalties	329,000	299,000	10%
Digital solutions	8,000	163,000	-95%
Legal products	173,000	176,000	-2%
Total Revenue	1,442,000	1,630,000	-12%

Costs of revenue
Security printing & products	596,000	508,000	17%
Digital sales	4,000	34,000	-88%
Legal products	97,000	103,000	-6%
Total cost of revenue	697,000	645,000	8%

Gross profit
Security printing & products	336,000	484,000	-31%
Royalties	329,000	299,000	10%
Digital solutions	4,000	129,000	-97%
Legal products	76,000	73,000	4%
Total gross profit	745,000	985,000	-24%
	52%	60%
Selling, general and administrative
General and administrative	$575,000	$410,000	40%
Stock based payments	407,000	336,000	21%
Professional Fees	367,000	320,000	15%
Sales and marketing	389,000	519,000	-25%
Depreciation and amortization	42,000	20,000	110%
Other	295,000	192,000	54%
Research and development	115,000	94,000	22%
Impairment of patent defense costs	292,000	-
Amortization of intangibles	527,000	346,000	52%

Total Operating Expenses	3,009,000	2,237,000	35%

Total other income (loss), net	(36,000)	42,000	-186%

Net loss	$(2,300,000)	$(1,210,000)	90%

Net loss per share, basic and diluted	(0.17)	(0.09)	90%

Weighted average common shares outstanding, basic and diluted	13,654,364	13,584,795	1%

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DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
For the Three Months Ended March 31,
(unaudited)

	2008	2007

Cash flows from operating activities:
Net loss	$(2,300,474)	$(1,209,943)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization expense	605,698	391,398
Stock based compensation	406,848	335,948
Impairment of patent defense costs	291,581	-
(Increase) decrease in assets:
Accounts receivable	(78,731)	(399,940)
Inventory	5,679	(77,163)
Prepaid expenses and other assets	(51,613)	(6,065)
Increase (decrease) in liabilities:
Accounts payable	(9,708)	99,043
Accrued expenses and other liabilities	228,641	142,961
Deferred revenue	(62,248)	(41,861)

Net cash used by operating activities	(964,327)	(765,622)

Cash flows from investing activities:
Purchase of fixed assets	(46,362)	(27,162)
Purchase of other intangible assets	(536,842)	(380,306)

Net cash used by investing activities	(583,204)	(407,468)

Cash flows from financing activities:
Borrowing on revolving note- related parties	990,000	-
Repayments of capital lease obligations	(31,232)	(9,721)
Payment of stock issuance costs	-	(519,619)
Issuance of common stock	-	339,600

Net cash provided (used) by financing activities	958,768	(189,740)

Net decrease in cash and cash equivalents	(588,763)	(1,362,830)
Cash and cash equivalents beginning of period	742,468	5,802,615

Cash and cash equivalents end of period	$153,705	$4,439,785

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	Three Months Ended March 31,
	2008	2007	% change vs. 2007
	(unaudited)	(unaudited)

Net Loss	$(2,300,000)	$(1,210,000)	90%
Add back:
Depreciation	79,000	45,000	76%
Amortization of Intangibles	527,000	346,000	52%
Stock based payments	407,000	336,000	21%
Interest Income	-	(41,000)	-100%
Interest Expense	21,000	1,000	2000%
Income Taxes	5,000	5,000	-

Adjusted EBITDA	(1,261,000)	(518,000)	143%

Adjusted EBITDA: Non-GAAP Financial Performance Measure

The Company uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing its financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and its ability to generate cash flows from operation and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

Document Security Systems considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability and operating cash flows, as well as depreciation, amortization and stock based compensation. Document Security Systems believes that these limitations are compensated by clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities

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